NEWS RELEASE                                                [HCIA logo]
HCIA Inc.                                       Contact: Jean Chenoweth
300 East Lombard Street                                  (410) 895-7515
Baltimore, MD 2l202

                           HCIA ANNOUNCES PRELIMINARY
                             THIRD QUARTER RESULTS

      Baltimore, MD., September 30, l996 -- HCIA Inc. (NASDAQ: HCIA) today announced that it expects earnings per share for the quarter ended September 30, 1996 to be in the range of $0.10 to $0.15 per share, before the effect of a previously announced one-time charge. HCIA anticipates that it will record a one-time charge of approximately $41.2 million relating to the acquired in-process research and development associated with the August 1996 acquisition of LBA Health Care Management, Inc.

      George D. Pillari, Chairman and CEO of HCIA, stated "Simply put, we did not achieve our revenue goals for the third quarter, largely as a result of a shortfall in our Commercial Markets group, which primarily focuses on larger customer relationships in the pharmaceutical, medical device and supply, employer, and consulting firm markets. Given the size and intensity of these relationships, HCIA senior officers have often been involved in initiating, structuring and implementing them. As a result of their involvement in the Company's several acquisitions and equity offerings this year, a number of senior officers, including myself, traditionally involved in developing relationships of this type were unable to participate in these efforts at historical levels, particularly during the third quarter of 1996."

      Moving forward, the Company has organized into four major client-focused units, each lead by senior officers and staffed with its own sales force and production teams -- Commercial Markets, Managed Care Markets, Provider Markets and HCIA-Europe. Commercial Markets will continue to focus on larger customer relationships, and will also include the CHAMP unit and the syndicated product line. Managed Care Markets, which includes HCIA's Response subsidiary, will focus on product lines targeted at HMO's, PPO's, and other managed care organizations. Provider Markets will include all of HCIA's and LBA's product lines targeted at hospitals and integrated delivery systems. The Company intends to focus its sales efforts through its targeted business units and to increase the involvement of senior management in operations and sales efforts now that the Company's public offerings have been completed.

      HCIA currently anticipates that earnings per share for the fourth quarter will be in the range of $0.15 to $0.20. For 1997, the Company believes that it can return to its historical revenue and earnings per share growth rates, and at this time believes that analysts and investors should consider modest decreases in the current estimates of the Company's l997 earnings per share.

      An investor conference call is scheduled for 8:30 a.m. EDT on Tuesday, October 1, l996. Please contact Ms. Jean Chenoweth, Senior Vice President, Industry Relations, at (410) 895-7515, for further information regarding the call.

      HCIA is a leading health care information content company that develops and markets clinical and financial decision support systems used by hospitals, integrated delivery systems, managed care organizations, employers, and pharmaceutical manufacturers. The Company's databases and products are used to benchmark clinical performance and outcomes, profile best practices, and manage the cost and delivery of health care.

      This press release, other than historical financial information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, (vi) development by competitors of new or superior products or entry into the market of new competitors, (vii) dependence on major customers, (viii) dependence on intellectual property rights, (ix) integrity and reliability of the Company's data, (x) volatility of the Company's stock price, (xi) changes in the health care industry from both a regulatory and financial perspective, and (xii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.